Exhibit 5.1

December 1, 2017

Advantage Insurance Inc.

American International Plaza

250 Muñoz Rivera Avenue, Suite 710

San Juan, Puerto Rico 00918

Re: Advantage Insurance Inc.

Ladies and Gentlemen:

We have acted as counsel to Advantage Insurance Inc. (the “Company”), a corporation organized under the laws of the Commonwealth of Puerto Rico, in connection with the filing by the Company of a Registration Statement on Form S-1, File No. 333-2211621, as amended and supplemented (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof. Such Registration Statement relates to the public offering (the “Offering”) by the Company of 10,000,000 shares of the Company’s Common Stock, par value $0.01 per share, plus up to an additional 1,500,000 shares upon exercise of the underwriters’ option to purchase up to 1,500,000 additional shares of Common Stock to cover over-allotments (collectively, the “Shares”), as described in the Registration Statement.

We understand that the Shares are to be sold by the Company pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) in substantially the form filed as Exhibit 1.1 to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement, other than as expressly stated herein with respect to the Shares.

For the purposes of rendering this opinion, we have made such enquiries as to questions of Commonwealth of Puerto Rico law and examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have considered necessary or appropriate, including the examination of the following:

1.	The Registration Statement as filed with the Commission.

2.	The form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement.

P. +1 787.413.8883 E. www.vnblegal.com
B7 Tabonuco Street, Suite 1108, Guaynabo, Puerto Rico 00968
P.O. Box 366219 San Juan, Puerto Rico 00936-6219

3.	The Articles of Incorporation of the Company, as amended.

4.	The By-laws of the Company.

5.	The minutes of the meetings and written consents of the Board of Directors of the Company relating to the Offering and the issuance of the Shares.

6.	The stock record books of the Company.

We have also examined and relied upon certificates of corporate resolutions and certificates of officers of the Company, as well as such corporate documents, records, information and other documents of the Company and its Subsidiaries as we have deemed necessary or appropriate for purposes of giving the above referenced opinion. We have assumed, without independent verification, the genuineness and authenticity of all signatures and the accuracy, completeness and authenticity of all documents submitted to us as originals, the legal capacity of all natural persons, and the conformity with the original of all documents submitted to us as copies. We have also assumed the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us.

This opinion is limited to the laws of the Commonwealth of Puerto Rico. We express no opinion as to United States federal laws, whether or not applicable in the Commonwealth of Puerto Rico, the laws of jurisdictions other than Puerto Rico, or to any other laws of any other jurisdiction or compliance therewith by any party. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law, ordinance, statute, code, regulation, order, standard, policy, interpretation, restriction or rule becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter and we assume no responsibility to inform you of additional or changed facts, or changes in law, ordinance, statute, code, regulation, order, standard, policy, interpretation, restriction or rule of which we may become aware, nor do we assume any obligation to update or supplement our opinions herein. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.

Based upon and subject to the foregoing and such other factors as we have deemed relevant, it is our opinion that the Shares, when issued, sold and delivered against payment in the manner described in the Registration Statement and in the terms of the Underwriting Agreement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder. This opinion is rendered as of the date first written above, and we disclaim any obligation to advise of facts, circumstances, events or developments, which hereafter may be brought to the Company’s attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Vidal, Nieves & Bauzá, LLC

VIDAL, NIEVES & BAUZÁ, LLC

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